Exhibit 99.3

NEWS RELEASE

FOR IMMEDIATE RELEASE

LEGEND OIL AND GAS LTD. Acquires Bakken Lands

SEATTLE, Washington. – March 9, 2011 - Legend Oil and Gas Ltd. (OTCBB: LOGL) ( “Legend”, the “Company”) is pleased to announce that it has completed the acquisition of un-developed mineral leases in Divide County, North Dakota in close proximity to the Ambrose Field.

DIVIDE COUNTY LEASES

Legend has been evaluating and assembling opportunities to acquire un-developed leases in Divide County since January 2011.  The Company has now completed the acquisition of leases on six sections of land in the County totaling 3,840 gross acres of Bakken and Three Forks development land (net 387 acres).  Management is happy with the acquisition in that the leases are contiguous in nature and are in close proximity to the development of the Three Forks play, being actively drilled by SM Energy and Baytex Energy in the Ambrose field to the east from the acquired leases.

The acquisition will give the company an interest in four drilling spacing units in the area (a drilling spacing unit consisting of two sections or 1,280 acres).  Legend will continue to pursue the acquisition of additional acreage in the area and will wait on the results of development wells currently under confidential status before moving forward with a drilling program on the leases.

About Legend Oil and Gas Ltd.

Legend Oil and Gas Ltd. is a managed risk, oil and gas exploration/exploitation, development and production company with activities currently focused on leases in southeastern Kansas and northern North Dakota.

Investor Contact
Marshall Diamond-Goldberg, President

403-617-2071